UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported): May 28, 2010

Bell Microproducts Inc.
(Exact name of registrant as specified in its charter)

California	0-21528	94-3057566
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

1941 Ringwood Avenue, San Jose, California		95131-1721
(Address of principal executive offices)		(Zip Code)

408-451-9400
Registrant’s telephone number, including area code:

Not Applicable
Former Name or Former Address, if Changed Since Last Report

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☒	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

TABLE OF CONTENTS

Item 4.02(a)	Non-Reliance on Previously Issued Financial Statements or a Related Audit Report or Completed Interim Review.
Item 7.01	Regulation FD Disclosure
Item 9.01	Financial Statements and Exhibits.

SIGNATURES

Exhibit Index
Exhibit 99.1

Item 4.02(a).                                Non-Reliance on Previously Issued Financial Statements or a Related Audit Report or Completed Interim Review.

On May 28, 2010, the Audit Committee of the Board of Directors (the “Audit Committee”) of Bell Microproducts Inc. (the “Company”) concluded, in consultation with the Company’s management, that as a result of certain errors contained in the Company’s consolidated statements of cash flows included in the Company’s consolidated financial statements for each of the three years in the period ended December 31, 2009 and included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2009 (the “2009 Form 10-K”), the Company’s condensed consolidated quarterly financial information contained in the Company’s Annual Report on Form 10-K for the year ended December 31, 2008, and The Company’s condensed consolidated financial statements contained in the Company’s Quarterly Reports on Form 10-Q for the quarterly periods in the year ended December 31, 2009 and the quarterly period ended March 31, 2010, those financial statements, along with the related reports of our independent registered public accounting firm, should no longer be relied upon.

The errors were related to calculations and classifications of the foreign currency effects within the consolidated statements of cash flows. The adjustments have no impact on the Company’s total cash or any of the Company’s previously filed consolidated balance sheets, consolidated statements of operations or consolidated statements of shareholders’ equity and comprehensive income (loss).

The Company will file an amendment to its 2009 Form 10-K to restate its consolidated financial statements included therein and otherwise reflect the adjustments described above.  The Company will also file an amendment to its Quarterly Report on Form 10-Q for the period ended March 31, 2010.  These filings will be made on June 3, 2010.

The Audit Committee discussed with our independent registered public accounting firm the matters disclosed in Item 4.02(a) of this Current Report on Form 8-K.

Item 7.01.                      Regulation FD Disclosure

As previously reported, on March 28, 2010, the Company entered into a definitive agreement to be acquired by Avnet, Inc. in a cash merger for $7.00 per share.  The total transaction value of approximately $631 million is based upon an equity value of approximately $252 million and Bell Micro’s debt position, at face value and net of cash, of $379 million at March 31, 2010.  The acquisition is subject to the approval of Bell Micro’s shareholders as well as customary regulatory approvals.

On June 3, 2010, the Company issued a press release providing an update on the merger.  The Company and Avnet have received the necessary antitrust approvals in the United States and Canada.  The antitrust filing has been made in the European Union and, subject to regulatory approval, the related waiting period is expected to expire in early July 2010.  The special meeting of shareholders to vote on the merger is scheduled for June 28, 2010.

The transaction is currently expected to close in early July 2010.

A copy of the press release is furnished as part of this Current Report on Form 8-K as Exhibit 99.1 and is incorporated herein by reference.

Item 9.01.                      Financial Statements and Exhibits

(d)           Exhibits

Exhibit 99.1                      Bell Microproducts Inc. press release, dated June 3, 2010.*

*           Furnished, not filed.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Bell Microproducts Inc.
June 2, 2010	By:	/s/William E. Meyer
		Name:	William E. Meyer
		Title:	Executive Vice President and Chief Financial Officer

Exhibit Index

Exhibit No	Description
99.1	Press release issued by Bell Microproducts Inc. on June 3, 2010.*

*           Furnished, not filed.